Exhibit 99.1

FOR IMMEDIATE RELEASE
April 22, 2020

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FIRST QUARTER 2020

“We are all finding ourselves living and operating in unprecedented times as the COVID-19 pandemic is causing personal and financial hardship to our customers, employees, and communities.  During these challenging times, the directors, officers, and employees of Community Trust Bancorp, Inc. have remained focused and committed to supporting all of our constituents, our shareholders, customers, employees, and communities.  We have instituted programs to support our customers with loan modifications, forbearance, and fee waivers and participated in programs created by the government stimulus programs like the Paycheck Protection Program, focused on helping small businesses keep their employees and meet their expenses as they are unable to operate due to mandated closures.  We instituted programs supporting our employees focused on healthcare, childcare, and remote and split schedule work, as well as work space changes that allow for proper social distancing to keep our employees safe as we continue to operate as a critical part of the economy.  We continue to support our communities through donations to non-profit organizations as they strive to continue their commitments of serving those in need.  We also continue to manage our company for the long term and our strong capital position and culture of building communities built on trust will facilitate our ability to manage through these challenging times.  Our results for the first quarter were good, but the extraordinary changes in the economic conditions and the implications of the impact of COVID-19 to the future for our customers had a material impact on our provision for credit losses.  We will continue to serve our constituents while we all meet the challenges of living with COVID-19, and we will all be stronger for having met those challenges.”

Jean R. Hale, Chairman, President, and CEO

Earnings Summary
(in thousands except per share data)	1Q 2020	4Q 2019	1Q 2019
Net income	$6,579	$16,008	$14,939
Earnings per share	$0.37	$0.90	$0.84
Earnings per share – diluted	$0.37	$0.90	$0.84

Return on average assets	0.60%	1.46%	1.42%
Return on average equity	4.24%	10.35%	10.58%
Efficiency ratio	59.18%	58.88%	60.57%
Tangible common equity	12.77%	12.78%	12.05%

Dividends declared per share	$0.38	$0.38	$0.36
Book value per share	$34.46	$34.56	$32.50

Weighted average shares	17,752	17,737	17,712
Weighted average shares – diluted	17,763	17,760	17,723

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the first quarter 2020 of $6.6 million, or $0.37 per basic share, compared to $16.0 million, or $0.90 per basic share, earned during the fourth quarter 2019 and $14.9 million, or $0.84 per basic share, earned during the first quarter 2019.  The decrease in earnings was impacted by a $12.7 million charge to earnings for the provision for credit losses.  The substantial increase in provision for credit losses during the quarter was directly attributable to the current COVID-19 pandemic and its expected impact on future net charge-offs.  Specifically, increases in the allowance for credit losses were recognized in allocations related to concentrations of credit in various loan portfolio segments severely impacted by the economic impact of the pandemic, as well as a substantial increase in forecasted reserves due to the current and expected increases in unemployment in the nation and in our market footprint.

CTBI adopted ASU-2016-13 (commonly referred to as CECL) effective January 1, 2020.  The effect of adoption was a $3.0 million increase in the allowance for credit losses (formerly referred to as the allowance for loan losses).

We at Community Trust Bancorp, Inc. are committed to serving the needs of our customers in an ever changing environment.  We recognize that COVID-19 is causing major concerns for the communities we serve and our entire country.  With this in mind, Community Trust Bank, Inc. has instituted multiple relief actions in an effort to assist our customers during this very difficult time. CTBI’s management team has activated its Pandemic Response Team, with representation from all areas of our company, which meets daily to discuss the current situation, safety, and needs of our customers and employees.  We are working diligently with our customers as we all continue to battle COVID-19.  Included in the relief actions the bank has implemented are waivers of overdraft/returned item fees and telephone transfer fees for a period of 30 days ending April 22, 2020, suspension of residential foreclosure actions through May 18, 2020, and several loan assistance programs designed to assist those customers who are experiencing, or, are likely to experience, financial difficulties directly related to COVID-19 causing loss of individual income and/or household income.  At April 16, 2020, we had 2,305 COVID-19 loan deferrals totaling $626 million, consisting of 618 commercial loan deferrals totaling $533.8 million, 400 residential loan deferrals totaling $53.1 million, and 1,185 consumer loan deferrals totaling $25.2 million, in addition to 102 serviced loan deferrals, pursuant to Freddie Mac guidelines, totaling $13.7 million.  These loan deferrals and modifications have been executed consistent with the guidelines of the CARES Act.  Pursuant to the CARES Act, these loan deferrals are not included in our nonperforming loans disclosed below.  We are also participating in the Paycheck Protection Program (PPP) stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19.  As of April 20, 2020, we had 1,589 PPP loans authorized totaling $226.7 million.  Of these, 1,463 were under $350 thousand, 114 were between $350 thousand and $2.0 million, and twelve were over $2.0 million.  We have closed 981 of these loans for a total amount of $162.7 million.  Our company has also taken many steps to protect the safety of our employees and customers by temporarily adjusting branch operations, decreasing lobby usage, encouraging drive-thru and ATM use along with internet banking, having employees work remotely or work split-shifts when possible, implementing social distancing guidelines, and consolidating operations.  Mrs. Hale stated, “While we have altered our operations to protect our customers and employees, we want to thank all of our employees and say how proud we are of their commitment to maintaining a high level of service to all of our customers during these challenging times.”

1st Quarter 2020 Highlights

❖	Net interest income for the quarter of $36.2 million was $0.1 million, or 0.3%, below prior quarter but $0.3 million, or 0.7%, above first quarter 2019.

❖
Provision for credit losses for the quarter ended March 31, 2020 increased $10.9 million from prior quarter and $12.5 million from prior year same quarter as a result of the economic impact of the COVID-19 pandemic and the adoption of CECL, as disclosed above.

❖	Our loan portfolio increased $38.9 million, an annualized 4.8%, during the quarter and $97.8 million, or 3.1%, from March 31, 2019.

❖
Net loan charge-offs for the quarter ended March 31, 2020 were $1.4 million, or 0.17% of average loans annualized, compared to $1.5 million, or 0.19%, experienced for the fourth quarter 2019 and $1.1 million, or 0.14%, for the first quarter 2019.

❖
Nonperforming loans at $35.4 million increased $1.8 million from December 31, 2019 and $10.0 million from March 31, 2019.  While the loans 90+ days past due category decreased $1.6 million, the nonaccrual loan category increased $3.3 million during the quarter.  All categories increased from March 31, 2019.  Nonperforming assets at $55.2 million increased $2.1 million from December 31, 2019 and $4.8 million from March 31, 2019.

❖	Deposits, including repurchase agreements, decreased $0.5 million, an annualized 0.1%, during the quarter but increased $11.4 million, or 0.3%, from March 31, 2019.

❖	Noninterest income for the quarter ended March 31, 2020 of $11.5 million was a $1.9 million, or 13.8%, decrease from prior quarter and a $0.6 million, or 5.3%, decrease from prior year same quarter.

❖	Noninterest expense for the quarter ended March 31, 2020 of $28.2 million decreased $1.0 million, or 3.6%, from prior quarter, and $0.9 million, or 3.0%, from prior year same quarter.

Net Interest Income

Net interest income for the quarter of $36.2 million was a decrease of $0.1 million, or 0.3%, from fourth quarter 2019 but an increase of $0.3 million, or 0.7%, from first quarter 2019.  Our net interest margin at 3.58% increased 3 basis points from prior quarter but decreased 12 basis points from prior year same quarter, while our average earning assets increased $16.6 million and $127.4 million, respectively, during those same periods.  Our yield on average earning assets decreased 5 basis points from prior quarter and 30 basis points from prior year same quarter, and our cost of funds decreased 12 basis points from prior quarter and 24 basis points from prior year same quarter.  Our ratio of average loans to deposits, including repurchase agreements, was 89.9% for the quarter ended March 31, 2020 compared to 88.8% for the quarter ended December 31, 2019 and 89.9% for the quarter ended March 31, 2019.

Noninterest Income

Noninterest income for the quarter ended March 31, 2020 of $11.5 million was a $1.9 million, or 13.8%, decrease from prior quarter and a $0.6 million, or 5.3%, decrease from prior year same quarter.  The decrease in noninterest income was primarily the result of a 30-day waiver of overdraft charges beginning March 23, 2020 in response to the COVID-19 pandemic discussed above and a decline of $0.8 million in the fair market value of our mortgage servicing rights.  The waiver of overdraft charges resulted in an estimated $0.3 million loss in revenue in the first quarter of 2020 (with an anticipated $0.7 million additional loss in revenue in April).  The decline in the fair value of mortgage servicing rights was driven by a decrease in 30-year mortgage rates, down 85.5 basis points since December 31, 2019, and a decrease in the modeled earnings rate, down 120.7 basis points since December 31, 2019.

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2020 of $28.2 million decreased $1.0 million, or 3.6%, from prior quarter, and $0.9 million, or 3.0%, from prior year same quarter.  The decrease in noninterest expense is primarily the result of a $0.9 million decrease in personnel expense, as the cost of group medical and life insurance declined $0.7 million from prior quarter and bonuses and incentives decreased $0.6 million.  Year over year, we had decreases of $0.4 million in the cost of group medical and life insurance and $1.1 million in bonuses and incentives, offset partially by an increase of $0.6 million in salaries.  The accruals for incentive payments are lower than prior year based on our current projected earnings for the year.

Balance Sheet Review

CTBI’s total assets at $4.4 billion decreased $13.4 million, or 1.2% annualized, from December 31, 2019 but increased $39.4 million, or 0.9%, from March 31, 2019.  Loans outstanding at March 31, 2020 were $3.2 billion, an increase of $38.9 million, an annualized 4.8%, from December 31, 2019 and $97.8 million, or 3.1%, from March 31, 2019.  We experienced increases during the quarter of $12.0 million in the commercial loan portfolio, $2.5 million in the residential loan portfolio, and $27.0 million in the indirect consumer loan portfolio, offset partially by a $2.6 million decrease in the direct consumer loan portfolio.  CTBI’s investment portfolio increased $32.9 million, or an annualized 22.0%, from December 31, 2019 and $33.8 million, or 5.6%, from March 31, 2019.  Deposits in other banks decreased $81.0 million from prior quarter and $76.3 million from prior year same quarter.  This decrease in deposits in other banks was used to fund our loan growth that was not funded by our deposit growth.  Deposits, including repurchase agreements, at $3.6 billion decreased $0.5 million, or an annualized 0.1%, from December 31, 2019 but increased $11.4 million, or 0.3%, from March 31, 2019.

Shareholders’ equity at March 31, 2020 was $612.9 million, a $2.0 million decrease from the $614.9 million at December 31, 2019, as our first quarter dividend payment to shareholders was $0.2 million higher than our earnings for the quarter.  Shareholders’ equity increased $35.4 million from the $577.5 million at March 31, 2019.  CTBI’s annualized dividend yield to shareholders as of March 31, 2020 was 4.78%.

Asset Quality

CTBI’s total nonperforming loans, not including performing troubled debt restructurings, were $35.4 million, or 1.08% of total loans, at March 31, 2020 compared to $33.6 million, or 1.03% of total loans, at December 31, 2019 and $25.4 million, or 0.80% of total loans, at March 31, 2019.  Accruing loans 90+ days past due decreased $1.6 million from prior quarter but increased $5.0 million from March 31, 2019.  Nonaccrual loans increased $3.3 million during the quarter and $5.0 million from March 31, 2019.  Accruing loans 30-89 days past due at $24.1 million increased $1.1 million from prior quarter and $2.3 million from March 31, 2019.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Our level of foreclosed properties at $19.8 million at March 31, 2020 was a $0.3 million increase from the $19.5 million at December 31, 2019 but a $5.2 million decrease from the $25.0 million at March 31, 2019.  Sales of foreclosed properties for the quarter ended March 31, 2020 totaled $0.8 million while new foreclosed properties totaled $1.6 million.  At March 31, 2020, the book value of properties under contracts to sell was $3.8 million; however, the closings had not occurred at quarter-end.  Write-downs on foreclosed properties for the first quarter 2020 totaled $0.5 million compared to $0.9 million in the fourth quarter 2019 and $0.4 million in the first quarter 2019.  As disclosed in our Form 10-K for the year ended December 31, 2019, CTBI is required to dispose of any foreclosed property that has not been sold within 10 years.  As of March 31, 2020, foreclosed property with a total book value of $0.1 million had been held by us for at least nine years.

Net loan charge-offs for the quarter ended March 31, 2020 were $1.4 million, or 0.17% of average loans annualized, compared to $1.5 million, or 0.19%, experienced for the fourth quarter 2019 and $1.1 million, or 0.14%, for the first quarter 2019.  Of the net charge-offs for the quarter, $0.3 million were in commercial loans, $0.8 million were in indirect consumer loans, $0.1 million were in residential loans, and $0.2 million were in direct consumer loans.

Allowance for Credit Losses

	4Q19 Probable Incurred Losses		January 1, 2020 CECL Adoption		March 31, 2020 CECL
(dollars in thousands)	Amount	% of Portfolio	Amount	% of Portfolio	Amount	% of Portfolio
Allowance for loan and lease losses transitioned to allowance for credit losses:
Commercial	$21,683	1.30%	$21,680	1.30%	$30,030	1.79%
Residential mortgage	5,501	0.61%	7,319	0.81%	7,850	0.86%
Consumer direct	1,711	1.16%	1,671	1.13%	2,200	1.51%
Consumer indirect	6,201	1.18%	7,467	1.42%	9,365	1.69%
Total allowance for loan and lease losses/allowance for credit losses	$35,096	1.08%	38,137	1.17%	$49,445	1.50%

Reserve for unfunded lending commitments	$274		$386		$404

Allocations to the allowance for credit losses were $12.7 million for the quarter ended March 31, 2020 compared to allocations to the allowance for loan and lease losses of $1.8 million for the quarter ended December 31, 2019 and $0.2 million for the quarter ended March 31, 2019.  As discussed more fully above, the substantial increase in the allowance during the quarter was directly attributable to the current COVID-19 pandemic and its expected potential impact on future net charge-offs.  Our reserve coverage (allowance for credit losses to nonperforming loans) at March 31, 2020 was 139.8% compared to allowance for loan and lease losses to nonperforming loans of 104.4% at December 31, 2019 and 137.8% at March 31, 2019.  Our credit loss reserve as a percentage of total loans outstanding at March 31, 2020 increased to 1.50%, compared to the loan loss reserve of 1.08% from December 31, 2019 and 1.10% at March 31, 2019.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; the effects of the COVID-19 pandemic on our business operations and credit quality and on general economic and financial market conditions, as well as our ability to respond to the related challenges; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational, and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies, regulations, and enforcement actions could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $4.4 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2020
(in thousands except per share data and # of employees)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest income	$44,699	$45,705	$45,889
Interest expense	8,455	9,349	9,906
Net interest income	36,244	36,356	35,983
Provision for credit losses*	12,707	1,813	190

Gains on sales of loans	483	582	330
Deposit service charges	5,916	6,855	6,120
Trust revenue	2,884	2,739	2,575
Loan related fees	95	1,107	573
Securities gains (losses)	249	209	356
Other noninterest income	1,894	1,881	2,216
Total noninterest income	11,521	13,373	12,170

Personnel expense	15,031	15,961	15,959
Occupancy and equipment	2,706	2,687	2,790
Data processing expense	1,978	1,878	1,763
FDIC insurance premiums	147		177
Other noninterest expense	8,359	8,737	8,394
Total noninterest expense	28,221	29,263	29,083

Net income before taxes	6,837	18,653	18,880
Income taxes	258	2,645	3,941
Net income	$6,579	$16,008	$14,939

Memo: TEQ interest income	$44,868	$45,881	$46,109

Average shares outstanding	17,752	17,737	17,712
Diluted average shares outstanding	17,763	17,760	17,723
Basic earnings per share	$0.37	$0.90	$0.84
Diluted earnings per share	$0.37	$0.90	$0.84
Dividends per share	$0.38	$0.38	$0.36

Average balances:
Loans	$3,262,928	$3,219,762	$3,195,348
Earning assets	4,093,833	4,077,277	3,966,483
Total assets	4,382,408	4,362,271	4,252,544
Deposits, including repurchase agreements	3,630,426	3,627,825	3,555,931
Interest bearing liabilities	2,847,197	2,839,295	2,813,957
Shareholders' equity	624,411	613,728	572,555

Performance ratios:
Return on average assets	0.60%	1.46%	1.42%
Return on average equity	4.24%	10.35%	10.58%
Yield on average earning assets (tax equivalent)	4.41%	4.46%	4.71%
Cost of interest bearing funds (tax equivalent)	1.19%	1.31%	1.43%
Net interest margin (tax equivalent)	3.58%	3.55%	3.70%
Efficiency ratio (tax equivalent)	59.18%	58.88%	60.57%

Loan charge-offs	$2,415	$2,568	$2,055
Recoveries	(1,017)	(1,040)	(961)
Net charge-offs	$1,398	$1,528	$1,094

Market Price:
High	$46.87	$47.54	$43.75
Low	$27.68	$40.88	$38.03
Close	$31.79	$46.64	$41.06

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2020
(in thousands except per share data and # of employees)

	As of	As of	As of
	March 31, 2020	December 31, 2019	March 31, 2019
Assets:
Loans	$3,287,541	$3,248,664	$3,189,732
Allowance for credit losses*	(49,445)	(35,096)	(35,004)
Net loans	3,238,096	3,213,568	3,154,728
Loans held for sale	1,403	1,167	13,649
Securities AFS	633,479	599,844	599,299
Securities HTM	-	517	619
Equity securities at fair value	1,721	1,953	1,528
Other equity investments	16,241	15,361	17,148
Other earning assets	127,065	208,094	207,876
Cash and due from banks	67,728	58,680	49,302
Premises and equipment	43,568	44,046	44,554
Right of use asset	14,210	14,550	15,128
Goodwill and core deposit intangible	65,490	65,490	65,490
Other assets	143,644	142,733	143,972
Total Assets	$4,352,645	$4,366,003	$4,313,293

Liabilities and Equity:
Interest bearing checking	$69,717	$51,179	$51,656
Savings deposits	1,370,836	1,389,473	1,366,093
CD's >=$100,000	538,820	541,638	535,740
Other time deposits	554,891	557,523	587,618
Total interest bearing deposits	2,534,264	2,539,812	2,541,107
Noninterest bearing deposits	860,844	865,760	841,996
Total deposits	3,395,108	3,405,572	3,383,103
Repurchase agreements	236,908	226,917	237,506
Other interest bearing liabilities	63,159	66,162	61,572
Lease liability	14,853	15,185	15,743
Other noninterest bearing liabilities	29,695	37,281	37,862
Total liabilities	3,739,723	3,751,117	3,735,786
Shareholders' equity	612,922	614,886	577,507
Total Liabilities and Equity	$4,352,645	$4,366,003	$4,313,293

Ending shares outstanding	17,787	17,793	17,768
Memo: Market value of HTM securities	$-	$517	$619

30 - 89 days past due loans	$24,074	$22,945	$21,792
90 days past due loans	18,044	19,620	13,016
Nonaccrual loans	17,333	13,999	12,378
Restructured loans (excluding 90 days past due and nonaccrual)	64,526	60,462	57,553
Foreclosed properties	19,816	19,480	24,970

Common equity Tier 1 capital	17.04%	17.18%	16.52%
Tier 1 leverage ratio	13.99%	14.01%	13.62%
Tier 1 risk-based capital ratio	18.79%	18.94%	18.37%
Total risk based capital ratio	20.03%	20.05%	19.51%
Tangible equity to tangible assets ratio	12.77%	12.78%	12.05%
FTE employees	1,003	1,000	988

*Effective January 1, 2020, the provision for loan losses became the provision for credit losses and the allowance for loan and lease losses became the allowance for credit losses with the implentation of ASU 2016-13, commonly referred to as CECL.